Exhibit 99.1

Innoviva Reports First Quarter 2026 Financial Results; Highlights Recent Company Progress

Generated $58.6 million in revenue from resilient royalties portfolio

Achieved IST U.S. net product sales of $34.2 million for the first quarter, representing 29% year-over-year growth

Significant value created across strategic healthcare asset portfolio

BURLINGAME, Calif. – May 6, 2026 – Innoviva, Inc. (NASDAQ: INVA) (“Innoviva” or the “Company”), a diversified biopharmaceutical company with a core royalties portfolio, a leading critical care and infectious disease platform known as Innoviva Specialty Therapeutics (“IST”), and a portfolio of strategic investments in healthcare assets, today reported financial results for the first quarter ended March 31, 2026, and highlighted select corporate progress and achievements.

“We delivered a strong start to 2026, driven by the resilience of our royalty portfolio, continued excellent commercial progress at IST, and meaningful value creation across our strategic healthcare assets,” said Pavel Raifeld, Chief Executive Officer of Innoviva. “IST achieved 37% year-over-year net product sales growth in the first quarter of 2026, including 29% growth in U.S. sales.”

“We also remained active in executing our capital allocation priorities, including increased activity under our $125 million share repurchase program, underscoring our confidence in Innoviva’s long-term value proposition. Innoviva’s strong track record across its operating and strategic healthcare assets, coupled with significant cash resources and durable royalty inflows, positions us well for accretive capital deployment and long-term shareholder value creation throughout variable market environments,” concluded Mr. Raifeld.

Financial Highlights for the First Quarter of 2026

•	Total revenue: $98.0 million, yielding 11% growth compared to $88.6 million for the first quarter 2025.

•	Royalty revenue: gross royalty revenue from Glaxo Group Limited (“GSK”) was $58.6 million, compared to $61.3 million for the first quarter 2025.

•

Net product sales: $41.4 million ($34.2 million U.S. and $7.2 million ex-US), representing 37% growth compared to $30.3 million in the same quarter of 2025. U.S. net product sales primarily consisted of $19.7 million from GIAPREZA®, $11.6 million from XACDURO®, and $2.5 million from XERAVA®.

•	Income from operations: $38.2 million, compared to $41.4 million for the first quarter 2025, reflecting continued investment in commercial activities, as well as product and business development.

•

Equity and long-term investments: net favorable changes in fair value of equity and long-term investments totaled $191.2 million, primarily attributable to share price appreciation of Armata Pharmaceuticals. Innoviva’s strategic healthcare investments were valued at $773.3 million as of March 31, 2026, and consisted of $603.4 million in Armata Pharmaceuticals, $138.2 million in other strategic equity and convertible debt, and $31.7 million held by ISP Fund.

•	Net income: $186.6 million ($2.52 basic earnings per share) was driven primarily by higher revenue and the positive impact of changes in the fair values of equity and long-term investments.

•	Cash and cash equivalents: Totaled $603.1 million. Royalty and net product sales receivables totaled $92.6 million as of March 31, 2026.

Key Business and R&D Highlights

•

NUZOLVENCE® (zoliflodacin): a first-in-class, single-dose oral medication for the treatment of uncomplicated urogenital gonorrhea due to Neisseria gonorrhoeae in adults and pediatric patients 12 years and older weighing at least 35kg, developed in partnership with The Global Antibiotic Research & Development Partnership (“GARDP”).

•

In December 2025, IST received U.S. Food and Drug Administration (FDA) approval of NUZOLVENCE®, one of the first new treatments approved by the FDA for uncomplicated urogenital gonorrhea in nearly two decades.

•	The Company remains on track to make NUZOLVENCE® available to patients in the second half of 2026.

•	Strategic healthcare assets

•

Innoviva’s strategic healthcare asset portfolio experienced meaningful growth this quarter, including notable value crystallization at Armata Pharmaceuticals. Innoviva remains focused on disciplined capital deployment across healthcare opportunities where it believes its strategic perspective and operating experience can support long-term sustained returns.

•	Capital Allocation

•

During the first quarter of 2026, Innoviva repurchased 971,066 shares for $20.4 million under its $125 million share repurchase program. Since inception, and through the end of this quarter, the Company has repurchased 1,198,921 shares for $25.0 million, reflecting the Company’s continued confidence in its intrinsic value and long-term outlook.

About Innoviva

Innoviva is a diversified biopharmaceutical company with a core royalties portfolio, a leading critical care and infectious disease platform known as Innoviva Specialty Therapeutics (“IST”), and a portfolio of strategic investments in healthcare assets. Innoviva’s royalty portfolio includes respiratory assets partnered with Glaxo Group Limited (“GSK”). Innoviva is entitled to receive royalties from GSK on sales of RELVAR®/BREO® ELLIPTA® and ANORO® ELLIPTA®. Innoviva’s critical care and infectious disease assets under the IST platform include GIAPREZA® (angiotensin II) for increasing blood pressure in adults with septic or other distributive shock, XACDURO® (sulbactam for injection; durlobactam for injection), co-packaged for intravenous use for the treatment of adults with hospital-acquired and ventilator-associated bacterial pneumonia caused by susceptible strains of Acinetobacter baumannii-calcoaceticus, XERAVA® (eravacycline) for the treatment of complicated intra-abdominal infections in adults, ZEVTERA

(ceftobiprole), an advanced-generation cephalosporin antibiotic licensed from Basilea Pharmaceutica International Ltd, Allschwil, and NUZOLVENCE® (zoliflodacin), approved by the FDA for the oral treatment of uncomplicated urogenital gonorrhea in adults and pediatric patients 12 years of age and older weighing at least 35 kg. For more information about Innoviva, go to www.inva.com. For information about Innoviva Specialty Therapeutics, go to www.innovivaspecialtytherapeutics.com.

ANORO®, RELVAR® and BREO® are trademarks of the GSK group of companies. ZEVTERA is a trademark of Basilea Pharmaceutica Ltd, Allschwil.

Forward Looking Statements

This press release contains certain “forward-looking” statements as that term is defined in the Private Securities Litigation Reform Act of 1995 regarding, among other things, statements relating to goals, plans, objectives, and future events. Innoviva intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. The words “anticipate”, “expect”, “goal”, “intend”, “objective”, “opportunity”, “plan”, “potential”, “target” and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements involve substantial risks, uncertainties, and assumptions. These statements are based on the current estimates and assumptions of the management of Innoviva as of the date of this press release and are subject to known and unknown risks, uncertainties, changes in circumstances, assumptions and other factors that may cause the actual results of Innoviva to be materially different from those reflected in the forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, among others, risks related to: expected cost savings; lower than expected future royalty revenue from respiratory products partnered with GSK; the commercialization of RELVAR®/BREO® ELLIPTA®, ANORO® ELLIPTA®, GIAPREZA®, XERAVA®, XACDURO®, ZEVTERA® and NUZOLVENCE® in the jurisdictions in which these products have been approved; the strategies, plans and objectives of Innoviva (including Innoviva’s growth strategy and corporate development initiatives); the timing, manner, and amount of potential capital returns to shareholders; the development of the LYNX® platform; the status and timing of clinical studies, data analysis and communication of results; the potential benefits and mechanisms of action of product candidates; expectations for product candidates through development and commercialization; the timing of regulatory approval of product candidates; and projections of revenue, expenses and other financial items; the timing, manner and amount of capital deployment, including potential capital returns to stockholders; and risks related to the Company’s growth strategy. Other risks affecting Innoviva are described under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Innoviva’s Annual Report on Form 10-K for the year ended December 31, 2025 and Quarterly Reports on Form 10-Q, which are on file with the Securities and Exchange Commission (“SEC”) and available on the SEC’s website at www.sec.gov. Past performance is not necessarily indicative of future results. No forward-looking statements can be guaranteed, and actual results may differ materially from such statements. Given these uncertainties, you should not place undue reliance on these forward-looking statements. The information in this press release is provided only as of the date hereof, and Innoviva assumes no obligation to update its forward-looking statements on account of new information, future events or otherwise, except as required by law.

INNOVIVA, INC.

Condensed Consolidated Statements of Income

(in thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2026	2025
Revenue:
Royalty revenue, net (1)	$55,167	$57,807
Net product sales	41,371	30,279
License and other revenue	1,456	546

Total revenue	97,994	88,632

Cost of products sold (inclusive of amortization of inventory fair value adjustments)	15,607	8,842
Amortization of acquired intangible assets	6,554	6,475

Gross profit	75,833	73,315

Operating expenses:
Selling, general and administrative	32,438	27,491
Research and development	5,241	4,396

Total operating expenses	37,679	31,887

Income from operations	38,154	41,428
Changes in fair values of equity method investments, net	157,650	(13,549)
Changes in fair values of equity and long-term investments, net	33,575	(65,299)
Interest and dividend income	10,987	4,538
Interest expense	(5,437)	(4,711)
Other expense, net	(366)	(996)

Income (loss) before income taxes	234,563	(38,589)
Income tax expense	(47,968)	(7,995)

Net income (loss)	$186,595	$(46,584)

Net income (loss) per share:
Basic	$2.52	$(0.74)
Diluted	$2.22	$(0.74)
Shares used to compute net income (loss) per share:
Basic	74,160	62,709
Diluted	84,849	62,709

(1)	Total net revenue is comprised of the following (in thousands):

	Three Months Ended March 31,
	2026	2025
	(unaudited)
Royalties	$58,623	$61,263
Amortization of capitalized fees	(3,456)	(3,456)

Royalty revenue, net	$55,167	$57,807

INNOVIVA, INC.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	March 31,	December 31,
	2026	2025
Assets
Cash and cash equivalents	$603,085	$550,941
Royalty and product sale receivables	92,628	93,317
Inventory	38,843	39,172
Prepaid expense and other current assets	29,221	28,358
Current portion of ISP Fund investments	8,846	15,727
Property and equipment, net	2,142	1,555
Equity method and equity and long-term investments	764,454	598,223
Capitalized fees	52,682	56,138
Right-of-use assets	10,652	10,929
Goodwill	17,905	17,905
Intangible assets	175,602	182,156
Other assets	40,527	40,744

Total assets	$1,836,587	$1,635,165

Liabilities and stockholders’ equity
Other current liabilities	$32,650	$43,808
Accrued interest payable	231	1,618
Deferred revenue	3,677	4,270
Convertible senior notes, due 2028, net	258,095	257,731
Deferred tax liabilities, net	72,831	31,793
Income tax payable, long term	58,345	57,013
Other long term liabilities	69,103	66,091
Stockholders’ equity	1,341,655	1,172,841

Total liabilities and stockholders’ equity	$1,836,587	$1,635,165

INNOVIVA, INC.

Cash Flows Summary

(in thousands)

(unaudited)

	Three Months Ended March 31,
	2026	2025
Net cash provided by operating activities	$35,282	$48,617
Net cash provided by (used in) investing activities	37,008	(34,674)
Net cash provided by (used in) financing activities	(20,146)	183

Net change	$52,144	$14,126
Cash and cash equivalents at beginning of period	550,941	304,964

Cash and cash equivalents at end of period	$603,085	$319,090

Contacts

Investor Relations (Internal):

Eleanor Barisser

Director, Investor Relations and Corporate Communications

Eleanor.barisser@inva.com

Investors and Media:

Argot Partners

(212) 600-1902

innoviva@argotpartners.com